Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 11, 2004, except as to Note 12, which is as of January 18, 2005, and our report dated November 11, 2004, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholder’s equity, cash flows, and comprehensive income for each of the years in the three-year period ended September 30, 2004, which reports appear in Dawson Geophysical Company’s Annual Report on Form 10-K/A (Amendment No.1) for the year ended September 30, 2004. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Midland, Texas
August 5, 2005